                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*



                            Cholestech Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  170393102
                      ----------------------------------
                                (CUSIP Number)

                                August 8, 2006
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 170393102

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON/
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

          Discovery Equity Partners, L.P.
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
          Not Applicable                                                (b) [ ]
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois
-------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                      None
              -----------------------------------------------------------------
  NUMBER OF    6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY         750,290
   OWNED BY   -----------------------------------------------------------------
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON            None
     WITH     -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      750,290
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          750,290
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)
                                                                            [ ]
          Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.0 %
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (see Instructions)

          PN
-------------------------------------------------------------------------------

CUSIP No. 170393102

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON/
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

          Discovery Group I, LLC
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
          Not Applicable                                                (b) [ ]
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                      None
              -----------------------------------------------------------------
  NUMBER OF    6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY         877,695
   OWNED BY   -----------------------------------------------------------------
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON            None
     WITH     -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      877,695
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          877,695
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)
                                                                            [ ]
          Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.9 %
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (see Instructions)

          OO
-------------------------------------------------------------------------------

CUSIP No. 170393102

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON/
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

          Daniel J. Donoghue
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
          Not Applicable                                                (b) [ ]
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
-------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                      None
              -----------------------------------------------------------------
  NUMBER OF    6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY         877,695
   OWNED BY   -----------------------------------------------------------------
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON            None
     WITH     -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      877,695
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          877,695
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)
                                                                            [ ]
          Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.9 %
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (see Instructions)

          IN
-------------------------------------------------------------------------------

CUSIP No. 170393102

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON/
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

          Michael R. Murphy
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
          Not Applicable                                                (b) [ ]
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
-------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                      None
              -----------------------------------------------------------------
  NUMBER OF    6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY         877,695
   OWNED BY   -----------------------------------------------------------------
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON            None
     WITH     -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      877,695
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          877,695
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)
                                                                            [ ]
          Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.9 %
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (see Instructions)

          IN
-------------------------------------------------------------------------------

Item 1. (a) Name of Issuer

            Cholestech Corporation

        (b) Address of Issuer's Principal Executive Offices

            3347 Investment Boulevard, Hayward, California 94545

Item 2. (a) Name of Person Filing

            Discovery Equity Partners, L.P. ("Discovery Partners")
            Discovery Group I, LLC, the general partner of Discovery Partners ("Discovery Group")
            Daniel J. Donoghue, a Managing Member of Discovery Group
            Michael R. Murphy, a Managing Member of Discovery Group

        (b) Address of Principal Business Office or, if none, Residence

            Discovery Partners, Discovery Group, Mr. Donoghue, and Mr. Murphy are all located at:

            Hyatt Center, 24th Floor, 71 South Wacker Drive, Chicago, Illinois 60606

        (c) Citizenship

            Discovery Partners is an Illinois limited partnership
            Discovery Group is a Delaware limited liability company Mr. Donoghue and Mr. Murphy are U.S. citizens

        (d) Title of Class of Securities

            Common Stock

        (e) CUSIP Number

            170393102

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

        Not Applicable

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) [ ] An investment adviser in accordance with Section
                240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with
                Section 240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

            Discovery Partners - 750,290
            Discovery Group - 877,695
            Mr. Donoghue - 877,695
            Mr. Murphy - 877,695

        (b) Percent of class:

            Discovery Partners - 5.0 %
            Discovery Group - 5.9 %
            Mr. Donoghue - 5.9 %
            Mr. Murphy - 5.9 %

            The foregoing percentages are based on 14,988,875 shares of Common Stock of the Issuer identified in Item 1 outstanding as of July 31, 2006, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006.

        (c) Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote

                  None

            (ii)  Shared power to vote or to direct the vote

                  Discovery Partners - 750,290
                  Discovery Group - 877,695
                  Mr. Donoghue - 877,695
                  Mr. Murphy - 877,695

            (iii) Sole power to dispose or to direct the disposition of

                  None

            (iv)  Shared power to dispose or to direct the disposition of

                  Discovery Partners - 750,290
                  Discovery Group - 877,695
                  Mr. Donoghue - 877,695
                  Mr. Murphy - 877,695

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

The shares reported herein have been acquired on behalf of discretionary clients of Discovery Group, including Discovery Partners. Such discretionary clients are entitled to receive all dividends from, and proceeds from the sale of, those shares. Except for Discovery Partners, none of those discretionary clients, to the knowledge of Discovery Partners, Discovery Group, Mr. Donoghue or Mr. Murphy, has an economic interest in more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.  Identification and Classification of Members of the Group

Not Applicable

Item 9.  Notice of Dissolution of Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   August 17, 2006
                                      --------------------------------------
                                                        Date

                                      DISCOVERY GROUP I, LLC,
                                      for itself and as general partner of
                                      DISCOVERY EQUITY PARTNERS, L.P.

                                                /s/ Michael R. Murphy
                                      --------------------------------------
                                                      Signature

                                         Michael R. Murphy, Managing Member
                                      --------------------------------------
                                                     Name/Title

                                               /s/ Daniel J. Donoghue
                                      --------------------------------------
                                                      Signature

                                                 Daniel J. Donoghue
                                      --------------------------------------
                                                     Name/Title

                                                /s/ Michael R. Murphy
                                      --------------------------------------
                                                      Signature

                                                  Michael R. Murphy
                                      --------------------------------------
                                                     Name/Title

                                 Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of August 17, 2006, by and between Discovery Equity Partners, L.P.; Discovery Group I, LLC; Daniel J. Donoghue; and Michael R. Murphy.

                                                                      EXHIBIT 1

                            JOINT FILING AGREEMENT

   The undersigned hereby agree to the joint filing of the Amendment No. 1 to the Schedule 13G to which this Agreement is attached.

Dated: August 17, 2006

                                         DISCOVERY GROUP I, LLC,
                                         for itself and as general partner of
                                         DISCOVERY EQUITY PARTNERS, L.P.

                                         By  /s/ Michael R. Murphy
                                             ----------------------------------
                                             Michael R. Murphy
                                             Managing Member

                                         /s/ Daniel J. Donoghue
                                         --------------------------------------
                                         Daniel J. Donoghue

                                         /s/ Michael R. Murphy
                                         --------------------------------------
                                         Michael R. Murphy